EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that the statement on Schedule 13D to which this Joint Filing Agreement is attached, and any amendments thereto, relating to the American depositary shares, each representing one common share, of PicoCELA Inc., shall be filed jointly on behalf of each of the undersigned. Each of the undersigned acknowledges that it or he is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning it or him contained therein, but shall not be responsible for the completeness and accuracy of information concerning the other filing person, except to the extent that it or he knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Date: July 28, 2026

ABOUT INVESTMENT PTE. LTD.

By: /s/ Jiaming Li

Name: Jiaming Li

Title: Sole Director

/s/ Jiaming Li

Jiaming Li